Exhibit 99.1

Paramount gold NEVADA Appoints RUDI FRONK A Director and board chairman

Winnemucca, Nevada – January 12, 2017 - The Board of Directors of Paramount Gold Nevada Corp. (NYSE MKT: PZG) ("Paramount”) announced today the appointment of Rudi Fronk as an independent director of the Company, effective immediately.  Mr. Fronk’s appointment expands the Board to 7 directors, 6 of whom are independent.   Mr. Fronk will assume the role of non-executive Chairman and is expected to serve as a member of the Corporate Governance and Nominating, and Compensation Committees. Mr. David Smith, who has served as Paramount Chairman for the past two years, will continue as a director.

“Rudi’s 30 years of broad leadership experience in the mining industry will add valuable perspective to our Board of Directors,” said Glen Van Treek, CEO and President.  “His engineering knowledge will also assist us as we move through the process of completing a Pre-Feasibility Study on our Grassy Mountain Gold Project. Rudi has helped to oversee a number of these studies at Seabridge Gold. We appreciate his willingness to serve as a director and look forward to benefitting from his judgment and guidance.”

Mr. Fronk, a graduate of Columbia University from which he holds a Bachelor of Science in Mining Engineering and a Master of Science in Mineral Economics, has over 30 years of experience in the gold sector primarily as a senior officer and director of publically traded gold exploration companies. In 1999, Mr. Fronk co-founded Seabridge Gold Inc. (“Seabridge Gold”), a US$500 million market cap company with gold reserves exceeding 45 million ounces and one of the world’s largest resource bases of gold and copper. He currently serves as Chairman and as the Company’s CEO, a position he has held since inception. In addition to his extensive experience with Seabridge Gold, Mr. Fronk has held senior management positions with Greenstone Resources, Columbia Resources, Behre Dolbear & Company, Riverside Associates, Phibro-Salomon, Amax and DRX.

About Paramount Gold Nevada Corp.

Paramount Gold Nevada Corp. is a U.S. based precious metals exploration company.

Paramount holds a 100% working interest in the Grassy Mountain Gold Project which consists of approximately 9,300 acres located on private and BLM land in Malheur County, Oregon. The Grassy Mountain project contains a gold-silver deposit (100% located on private land) for which a PEA has been prepared and key permitting milestones accomplished. For the PEA, click here. Additionally, Paramount owns a 100% interest in the Sleeper Gold Project located in Northern Nevada. The Sleeper Gold Project, which includes the former producing Sleeper mine, totals 2,322 unpatented mining claims (approximately 60 square miles or 15,500 hectares).

Paramount’s strategy is to create shareholder value through exploring and developing its mineral properties and realizing value for its shareholders in three ways: by selling its assets to established producers; entering into joint ventures with producers for construction and operation; or constructing and operating mines for its own account.

Paramount Gold Nevada Corp.
Glen Van Treek, President, CEO and Director

Christos Theodossiou, Director of Corporate Communications
866-481-2233